Exhibit 10.1
FOURTH AMENDMENT TO LEASE

    THIS FOURTH AMENDMENT TO LEASE (this “Fourth Amendment”) is entered into by and between 1444 Partners, Ltd., a California limited partnership (“Landlord”), and Guess ?, Inc., a Delaware corporation (“Tenant”; the Tenant and Landlord are collectively referred to herein as the “Parties” and each, a “Party”), and is effective as of September 30, 2020 (the “Effective Date”) with reference to the following facts:

A.Landlord and Tenant entered into the Lease dated July 29, 1992 (the “Original Lease”);

B.The Original Lease was amended by the First Amendment to Lease effective as of July 30, 2008 (the “First Amendment”), the Second Amendment to Lease effective as of August 12, 2010 (the “Second Amendment”), and the Third Amendment to Lease effective as of August 2, 2015 (“Third Amendment”), which modify the provisions of the Original Lease as set forth therein. The Original Lease, the First Amendment, the Second Amendment and the Third Amendment, as so modified by this Fourth Amendment, are collectively referred to as the “Lease”; and

C.Landlord and Tenant desire to further modify the Lease as hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Fourth Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Length of Term / Lease Termination Date. Notwithstanding anything to the contrary contained in the Lease, including but not limited to Section 2.01 of the Original Lease, Section 1(a) of the First Amendment, and Section 1 of the Second Amendment, the Lease Termination Date will be September 30, 2025.

2.Renewal Term. Notwithstanding anything to the contrary contained in the Lease, including but not limited to Section 2 of the First Amendment and Section 2 of the Second Amendment, the Renewal Term will commence on October 1, 2020 and will end on September 30, 2025 (“Renewal Term”).

3.Minimum Rent. Notwithstanding anything to the contrary contained in the Lease, including but not limited to Section 1(b) of the First Amendment, referencing the Basic Lease Provisions of the Original Lease, and Section 2 of the Third Amendment, the definition of Minimum Rent is hereby amended and restated in its entirety as follows:

“Minimum Rent: Six Million Nine Hundred Seventy-One Thousand Four Hundred Seventy-Five and 60/100 Dollars ($6,971,475.60) for the period of

October 1, 2020 through September 30, 2021, subject to annual increases of two and one half of one percent (2.50%).”

For avoidance of doubt, and notwithstanding anything to the contrary contained in the Lease, the first paragraph of Section 3.01 of the Original Lease and Section 3 of the First Amendment (referencing the first paragraph of Section 3.01 (“Minimum Rent”) of the Original Lease) are hereby amended and restated in their entirety to read as follows:
“Commencing on October 1, 2020, Tenant shall pay to Landlord an amount equal to Six Million Nine Hundred Seventy-One Thousand Four Hundred Seventy-Five and 60/100 Dollars ($6,971,475.60) as Minimum Rent for the period of October 1, 2020 through September 30, 2021, in monthly installments of Five Hundred Eighty Thousand Nine Hundred Fifty-Six and 30/100 Dollars ($580,956.30), in advance, on the first (1st) day of each month of said period. Thereafter, the Minimum Rent shall be increased annually on October 1 of each year during the Renewal Term, beginning with October 1, 2021 (each, an “Adjustment Date”). On each Adjustment Date, the Minimum Rent (as previously adjusted and then in effect) shall be increased by two and one half of one percent (2.50%).”
** The annual Minimum Rent for the period of October 1, 2020 to September 30, 2021 is calculated using $1.70 per square foot per calendar month multiplied by 341,739 SF multiplied by 12 months.
4.Rent Abatement. Tenant shall be entitled to receive an abatement of Minimum Rent otherwise payable to Landlord for the first three (3) months of the Renewal Term (the “Rent Abatement”). Tenant acknowledges and agrees that the foregoing Rent Abatement has been granted to Tenant as additional consideration for entering into this Fourth Amendment, and for agreeing to pay the rental and performing all of the terms and conditions otherwise required under the Lease. Tenant shall not be entitled to abatement of any other amounts due under the Lease except as expressly set forth herein, including (without limitation) Tenant’s obligation to pay Tenant’s share of real estate taxes, insurance costs and utility charges at all times during the Renewal Term.

5.Tenant’s Sole Remaining Extension Right. Notwithstanding anything to the contrary contained in the Lease, Landlord hereby grants Tenant the option (“Option”) to extend the Renewal Term for one period of five (5) years (“Option Term”). Provided Tenant is not then in default, Tenant shall have the right to exercise the Option no later than twelve (12) months, but not more than fifteen (15) months, prior to the Renewal Term expiration date. Should Tenant fail to timely deliver written notice of its election to exercise the Option, then the Option shall terminate and be of no further force or effect. The annual Minimum Rent payable during the first year of the Option Term shall be the then current annual Minimum Rent increased by two and one half of one percent (2.50%), and thereafter subject to additional annual increases of two and one half of one percent (2.50%) at the beginning of each subsequent year of the Option Term.

For avoidance of doubt, Section 6 of the First Amendment, referencing Tenant’s Option to extend the Renewal Term, and any other reference(s) in the Lease to Tenant’s “Option,” the “Option Term” or any other extension right of Tenant are hereby deleted in their entirety and the terms and conditions of Section 5 of this Fourth Amendment shall control with respect to Tenant’s sole remaining extension option.
6.Tenant’s Limited Rights of Premises Reduction.

(a)    Building 4 Give-Back Option. Notwithstanding anything to the contrary in the Lease, Tenant shall have the right during the Renewal Term (but not thereafter) to reduce a portion or all of the Premises that it leases from Landlord in Building 4 (the “Give-Back Option”), provided that each of the following conditions has, in Landlord’s sole but reasonable determination, been met: (i) Tenant is not then in material default under the Lease, (ii) Landlord receives not less than six (6) months’ prior written notice from Tenant of Tenant’s election to exercise the Give-Back Option, (iii) the portion of the Premises so reduced is actually located in the building commonly known as “Building 4”, (iv) the portion of the Premises (in Building 4) so reduced must exceed 20,000 square feet and (v) the portion of Building 4 so retained by Tenant, if any, is physically contiguous to the location of Tenant’s retail store in Building 4.

(b)    No Fee for the Give-Back Option. The parties acknowledge and agree that there will be no termination or other fee charged to Tenant for its timely and proper exercise of the Give-Back Option respecting Building 4.

(c)    Calculation of Rent and Parking in the Event of a Building 4 Give-Back Option. If each of the conditions set forth in Section 6(a) (above) are satisfied, with respect to any reduction of a portion or all of the Premises in Building 4, the Parties will within thirty (30) days after Landlord’s receipt and written approval of such request from Tenant execute an amendment to the Lease in form and substance reasonably satisfactory to Landlord and on all the same terms and conditions set forth in the Lease, except that Tenant’s rental obligations under the Lease (including Tenant’s obligation to pay Minimum Rent, taxes and utilities) and Tenant’s right to utilize parking located on top of Building 4 will be reduced on a pro-rata basis to reflect the reduction in such square footage. Tenant shall deliver the Give Back space in the condition set forth in Section 13.17 of the Original Lease.

For avoidance of doubt (and by way of example only), if Tenant properly utilizes the Give-Back Option to give back 50% of the Building 4 Premises, then, at Landlord’s option, Tenant will also be required to give back 50% of the total parking spaces located on top of Building 4, concurrently with the reduction of the Building 4 square footage; provided that the Parties agree to work in good faith to determine appropriate access to, and use of, any remaining parking spaces located on the rooftop of Building 4, recognizing the needs of both Landlord (with respect to parking for its intended use of any space that is given back in Building 4 pursuant to this Section 6) and Tenant (with respect to parking needed for its use of the remaining portion of the Premises that it will continue to occupy following any such give-back of a portion or all of Building 4).

7.Tenant’s Termination Right and Termination Fee. Notwithstanding anything to the contrary in the Lease, Tenant will have an on-going right during the Renewal Term (but not thereafter) to terminate the Lease (the “Termination Right”), provided that each of the following conditions are satisfied: (a) Tenant is not then in material breach or default under the Lease, (b) such Termination Right must be exercised by written notice delivered to Landlord not less than eighteen (18) months prior to the proposed date of the proposed termination (the “Termination Date”), (c) Tenant delivers to Landlord a termination fee equal to the present value, as of the Termination Date, of the total remaining Minimum Rent obligation of Tenant under the Lease that would be due after the Termination Date through the expiration of the Renewal Term using a discount rate equal to eight percent (8.00%) (the “Termination Fee”), as calculated by Landlord in its sole and reasonable discretion, and (d) the Termination Fee is delivered to Landlord not less than (30) days prior to the Termination Date.

8.California Waivers. Notwithstanding anything to the contrary in the Lease, without duplication therein, Tenant hereby waives any and all rights under and benefits of Sections 1931, 1932(2), 1933(4), 1941, 1941.1, and 1942 of the California Civil Code, Section 3275 of the California Civil Code, Section 1265.130 of the California Code of Civil Procedure (allowing either party to petition a court to terminate the lease in the event of a partial taking), Sections 1174(c) and 1179 of the California Code of Civil Procedure and Section 1951.7 of the California Civil Code (providing among other things for lessee’s right to satisfy a judgment in order to prevent a forfeiture of the lease or requiring the lessor to deliver written notice to lessee of any reletting of the premises), Section 1995.310 of the California Civil Code, and California Civil Code Section 1654 (providing that ambiguities are to be continued against the drafter of the Lease) and any similar law, statute or ordinance now or hereinafter in effect.

9.Address for Notices to Landlord. All references in the Lease to “Rutter Hobbs & Davidoff Incorporated, 1901 Avenue of the Stars, Suite 1700, Los Angeles, CA 90067, Attn: Marc E. Petas, Esq.” is hereby deleted and the following address inserted in its place (for purposes of notice to Landlord’s counsel):

“Eisner, LLP
9601 Wilshire Boulevard, 7th Floor
Beverly Hills, California 90210
Attn: Jason VanMeetren, Esq.”

10.No Defaults.

    (a)    To Landlord’s actual knowledge, as of the date hereof, there are no uncured defaults of Tenant or any events that constitute a default of Tenant under the Lease.

    (b)    To Tenant’s actual knowledge, as of the date hereof, (i) all obligations to be performed by Landlord have been fully performed, (ii) Landlord is not in default under any of the terms and provisions of the Lease and (iii) Tenant does not have any defenses or offsets to payment of rent and performance of its obligations under the Lease as and when same become due.

11.Miscellaneous.

(a)No Other Modifications. The Lease, as expressly modified pursuant to this Fourth Amendment, is hereby affirmed and will continue in full force and effect in accordance with the terms thereof. Any existing or future reference to the Lease and any document or instrument delivered in connection with the Lease will be deemed to be a reference to the Lease modified by this Fourth Amendment. To the extent that anything in this Fourth Amendment is inconsistent with any provision contained in the Lease, this Fourth Amendment will control.

(b)No Brokers. Each party represents and warrants to the other that except for Carl Muhlstein of JLL, no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Fourth Amendment. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder's fee by any entity who claims or alleges they are entitled to a commission based on the acts of the indemnifying party.

(c)Capitalized Terms. Capitalized terms used herein but not otherwise defined in this Fourth Amendment will have the respective meanings ascribed to them in the Lease.

(d)Counterparts. This Fourth Amendment may be executed in any number of counterparts, each of which, when taken together, will constitute one and the same instrument.

(e)Signing Authority. Any person signing this Fourth Amendment on behalf of a person other than himself or herself (including, without limitation, on behalf of a corporation or other entity) represents and warrants that he or she has full authority to execute this Agreement on behalf of, and to bind, the person upon whose behalf he or she executes this Agreement, and that all actions taken by him or her in relation to the execution of this Agreement are within the scope of such authority.

(f)    Governing Law. This Fourth Amendment will be governed by and construed in accordance with the laws of the State of California. The parties here submit to the jurisdiction of any California court, or federal court sitting in Los Angeles City, over any suit, action or proceeding (including arbitration) arising out of or relating to this Agreement; and the parties consent to Los Angeles City as the venue for any such suit, action or proceeding (including any arbitration) and irrevocably waive to the fullest extent permitted by law, any objection to such venue as being an inconvenient forum.

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Signature Page Follows on Next Page]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Fourth Amendment as of the Effective Date.

LANDLORD:	TENANT:
1444 PARTNERS, LTD.	GUESS ?, INC.,
a California limited partnership	a Delaware corporation

By: Alameda Associates, Inc.,	By: /s/ Carlos Alberini
a California corporation	Name: Carlos Alberini
Its: General Partner	Its: Chief Executive Officer
October 7, 2020
By: /s/ Paul Marciano
Name: Paul Marciano
Its: President

    [Signature Page – Fourth Amendment to Lease]